ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Variable Series Trust II

Variable Portfolio – Los Angeles Capital Large Cap Growth Fund

(formerly known as Variable Portfolio – Nuveen Winslow Large Cap Growth Fund)

Effective May 1, 2017, the Fund made certain changes to its principal investment strategies in connection with the change to the subadviser to the Fund. These changes included, among other things, allowing the Fund to invest at least 80% of its net assets in equity securities of U.S. large-capitalization companies. These companies have market capitalizations in the range of companies in the Russell 1000® Growth Index. The Fund may invest in preferred stock, real estate investment trusts and master limited partnerships. Such revised policies are described in a supplement, dated February 17, 2017, to the Fund’s prospectus filed with the Securities and Exchange Commission on February 17, 2017 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-17-047457), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.